Exhibit (a)(1)(v)

Offer to Purchase for Cash

All Outstanding Common Shares
of
Corel Corporation
at
$3.50 Net Per Share
by
Corel Holdings, L.P.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, NOVEMBER 25, 2009, UNLESS THE OFFER IS EXTENDED.

October 28, 2009

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated October 28, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Corel Holdings, L.P., a Cayman Islands limited partnership (the “Purchaser”), to purchase, upon the terms and subject to the conditions set forth in the Offer, all outstanding common shares, no par value (the “Shares”), of Corel Corporation, a Canadian corporation (the “Company”), not owned by Purchaser and its affiliates at a purchase price of $3.50 per Share, net to you in cash, without interest and less applicable withholding taxes.

We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The price paid in the Offer is $3.50 per Share, net to you in cash, without interest and less applicable withholding taxes.

2.	The Offer is being made for all outstanding Shares not owned by Purchaser or its affiliates.

3.	The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Wednesday, November 25, 2009, unless the Offer is extended by the Purchaser (as extended, the “Expiration Date”).

4.
The Offer is conditioned upon, among other things, satisfaction of a non-waivable condition of there being validly tendered and not withdrawn on or prior to the expiration of the Offer a number of Shares representing at least a majority of the aggregate number of outstanding Shares (calculated on a fully-diluted basis as of the date the Shares are accepted for payment pursuant to the Offer) not beneficially owned by the Purchaser and its affiliates, and the votes attaching to which shall be qualified to be included as votes in favor of any Subsequent Acquisition Transaction (as defined in the Offer to Purchase under the heading “Special Factors—Section 5—Acquisition of Shares Not Tendered in the Offer; Dissenters’ Rights”) in determining whether minority approval (as construed under applicable Canadian securities law) has been obtained in respect thereof.  Other conditions to the Offer are described in the Offer to Purchase under the heading “The Offer—Section 13—Conditions of the Offer.”

5.
Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal.

6.
U.S. federal income tax may be withheld at the applicable backup withholding rate of 28%, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 8 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please complete, sign, detach and return to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by CIBC Mellon Trust Company (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such shares into the account maintained by the Depositary at the Depository Trust Company (“DTC”) or CDS Clearing and Depository Services Inc. (“CDS”), pursuant to the procedures set forth under “The Offer—Section 3—Procedure for Tendering Shares” of the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed for deposit of physical certificates or through DTC, with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery through DTC and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates for such Shares, or confirmation of book-entry transfer of such Shares to the Depositary’s account at either DTC or CDS, are actually received by the Depositary.

Instructions Form with Respect to
Offer to Purchase for Cash

All Outstanding Common Shares
of
Corel Corporation
at
$3.50 Net Per Share
by
Corel Holdings, L.P.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated October 28, 2009 (the “Offer to Purchase”), and the related Letter of Transmittal, in connection with the offer by Corel Holdings, L.P., a Cayman Islands limited partnership to purchase all outstanding common shares, no par value (the “Shares”), of Corel Corporation, a Canadian corporation, not owned by Purchaser, at a purchase price of $3.50 per Share, net to the seller in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Number of Shares to be Tendered:		SIGN HERE

Shares*
Signature(s)

Dated	, 2009
Name(s)

Title(s) (If Signature is by a Person Acting in a Fiduciary or Representative Capacity)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

*           Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.